Exhibit 99

News Release

Arch Chemicals, Inc.
501 Merritt 7
P.O. Box 5204
Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-2654

Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS AWARDED $149 MILLION CONTRACT TO SUPPLY
HYDRAZINE PROPELLANTS TO THE U.S. GOVERNMENT

NORWALK, CT, March 31, 2005 -- Arch Chemicals, Inc. (NYSE:ARJ) has been awarded a 20-year contract by the United States Department of Defense for approximately $149 million for the production, storage, distribution and handling of hydrazine propellants for the U.S. government.

The Company’s prior long-term propellant contract with the government expired on April 30, 2004. Shortly thereafter, the Company was notified by the U.S. Defense Energy Support Center (DESC) that it had decided to award the next long-term contract to a competing firm. Arch had a debriefing with the DESC and submitted a formal protest of the award. In July 2004, the U.S. Government Accountability Office (GAO) informed Arch and the DESC that it would sustain the Company’s formal protest of the DESC’s decision. As a result of the GAO’s action, the DESC notified the Company that it had taken corrective action by re-opening the bidding process. The Company submitted its new bid on January 20, 2005.

On March 29, 2005, the Company was notified that it had been awarded the contract. The terms of the award call for an initial 10-year supply contract beginning in 2007, followed by two five-year renewal terms at the option of the government. Arch will utilize its existing hydrazine production facility in Lake Charles, Louisiana to provide products and services under this contract. For more than 50 years, Arch has served as the sole U.S. supplier of hydrazine propellants.

“We are delighted that Arch can continue its long heritage of safely and reliably supplying hydrazine propellants to the U.S. government,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “This new long-term award solidifies our position as a major strategic supplier to the Department of Defense, NASA and other agencies that rely upon our propellants.”

Arch’s hydrazine propellants are used in a variety of critical government systems, including the Military Strategic and Tactical Relay communications satellite, the Defense Meteorological satellite, and the rockets used to launch Global Positioning System (GPS) satellites and classified payloads for the National Reconnaissance Office. Hydrazine propellants are also essential for F-16 fighter jets and NASA’s Space Shuttle.

Full-scale production and product supplied under this new, long-term contract are not scheduled to begin until 2007; therefore, the Company does not expect that the contract will have a significant impact upon Arch’s financial performance in 2005. The government procurement process does provide an approximate two-week time frame during which all parties may file appeals of the contract.

Headquartered in Norwalk, Connecticut, Arch Chemicals, Inc. is a global specialty chemicals company with more than $1 billion in annual sales. Arch and its subsidiaries have leadership positions in the Treatment and Performance Products segments, where they serve leading customers with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has approximately 2,700 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa.

Except for historical information contained herein, the information set forth in this communication may contain forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of moderate growth or recession in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; an increase in anti-dumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders and/or the failure to be awarded a new U.S. government contract for hydrazine propellants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; and gains or losses on derivative instruments.